EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of Blue Earth, Inc. of our reports dated March 16, 2015, as revised on October 5, 2015, relating to our audit of the consolidated financial statements and our audit of the Company’s internal controls over financial reporting, which appears in the Annual Report on Form 10-K of Blue Earth, Inc. for the year ended December 31, 2014, as amended.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ HJ & Associates, LLC

Salt Lake City, Utah

November 6, 2015